Exhibit 10.35

Date

Award Date: February 1, 2006

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933

Dear Robert J. Stevens:

The Stock Option Subcommittee of the Board of Directors (“Subcommittee”) has awarded you 132,000 Restricted Stock Units (“RSUs”). Each RSU entitles you, upon satisfaction of the continued employment and other requirements set forth in this letter, to receive from Lockheed Martin Corporation (“Corporation”) (i) one (1) share of the Corporation’s common stock, par value $1.00 per share, (“Stock”); and (ii) quarterly cash payments equivalent to any cash dividends paid to stockholders of the Company, each in accordance with the terms of this letter, the Lockheed Martin Corporation 2003 Incentive Performance Award Plan (“Plan”), and any rules and procedures adopted by the Subcommittee.

This letter constitutes the Award Agreement for your RSUs and sets forth some of the terms and conditions of your award under the Plan, as determined by the Subcommittee. Additional terms and conditions are described in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this letter and the Plan, the Plan document will control. The Prospectus is available at http://www.etrade.com/stockplans.

Capitalized terms not defined in this Agreement will have the meaning ascribed to them in the Plan. The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement.

CONSIDERATION FOR AWARD

The consideration for the Restricted Stock Units is your continued service to the Corporation as a full-time employee during the Restricted Period set forth below. If you do not continue to perform services for the Corporation as a full-time employee during the entire Restricted Period, your award will be forfeited in whole or in part.

Your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt or returning an executed copy of this Award Agreement to the Office of the Vice President and Corporate Secretary (Mail Point 207, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817) as soon as possible. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this award. The Committee has authorized electronic means for the signature, delivery and acceptance of this Award Agreement.

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Assuming prompt and proper acknowledgment of this Award Agreement as described, this award will be effective as of the Award Date.

For your acceptance to be effective and for the award to be enforceable, you must return your acknowledgment (either in written form or by electronic receipt) within thirty (30) calendar days from the date of this letter. If your acknowledgement is not received within sixty (60) calendar days, this Restricted Stock Unit award will be void and of no effect and the Stock that would have been issued pursuant to the Award will remain for future grants and awards under the Plan.

RIGHTS OF OWNERSHIP/RESTRICTIONS ON TRANSFER

During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation and you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs. You will, however, have the right to receive a cash payment for each RSU equivalent to the cash dividend paid to stockholders on a share of Stock at the time the corresponding dividend is paid to stockholders and this right continues until the expiration of the Restricted Period and until the date that Stock is deliverable to you.

Upon expiration or termination of the Restricted Period with respect to your RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate evidencing one (1) share of Stock issued in your name (or other name(s) designated by you). Your shares will be delivered to you as soon as practicable upon the expiration or termination of the Restricted Period. In the event Code section 409A(a)(2)(B)(i) applies because you are a key employee receiving a distribution on account of a termination of employment, delivery of stock may be delayed for six months from such date; similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws. At the time the Restricted Period for your RSUs terminates, the Corporation is required to collect from you the appropriate amount of federal, state and local taxes. The Corporation may be required to collect FICA taxes from you prior to the termination of the Restricted Period if you become eligible for retirement prior to the termination of that period. In this regard, please see “Timing of Taxation and Withholding” below.

After the Stock is delivered to you, you (or your designee(s)) will enjoy all of the rights and privileges associated with ownership of the shares, including the rights to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell the shares may be limited under the federal securities laws.

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You have the right to designate a beneficiary (or beneficiaries) to receive your shares in exchange for your RSUs in the event of your death during the Restricted Period by completing a beneficiary designation form available from the Plan’s website at http://www.etrade.com/stockplans and returning it to the Corporate Secretary’s Office at the following address:

Ms. Lillian M. Trippett

Vice President and Corporate Secretary

Lockheed Martin Corporation

Mail Point 200-10

6801 Rockledge Drive

Bethesda, Maryland 20817

If, at your death, a completed beneficiary designation form is not on file at the Corporate Secretary’s Office (or if your designated beneficiary predeceases you), the Stock in respect of your RSUs will be transferred to the personal representative of your estate.

RESTRICTED PERIOD, FORFEITURE

The vesting of the RSUs awarded under this Award Agreement is subject to satisfaction of a performance goal as well as your continued employment with the Corporation from the Award Date until the dates noted below under item 2, “Employment Requirement” (the “Restricted Period”). If either of these requirements is not satisfied you may forfeit all or part of your RSUs. Upon forfeiture, you will no longer have the right to receive Stock for forfeited RSUs or to receive cash payments as dividend equivalents.

1. Performance Goal

Shortly after the Corporation finalizes the financial results for the year ending December 31, 2006, the Subcommittee will multiply the number of RSUs awarded to you under this Award Agreement by the Fair Market Value of Stock on the Award Date [($            )] (“RSU Award Value”). The Subcommittee will then compare your RSU Award Value to the product of 0.40% and the Corporation’s Cash Flow for the year ending December 31, 2006 (with the product being referred to as the “RSU Performance Goal”). If your RSU Award Value exceeds your RSU Performance Goal (with the amount of that excess referred to as the “Performance Shortfall”) then you will forfeit the number of whole RSUs that are equal to the Performance Shortfall divided by the Fair Market Value of Stock on the Award Date [($            )].

For purposes of this Award Agreement, Cash Flow for any period means net cash flow from operations but not taking into account: (i) the aggregate difference between the amount forecasted in the Corporation’s 2006 Long Range Plan to be contributed by the Corporation to the Corporation’s defined benefit pension plans during the period and the actual amounts contributed by the Corporation during the period; and (ii) any tax payments or tax benefits during the period associated with the divestiture of business units. Cash Flow shall be

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determined by the Subcommittee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Subcommittee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph.

2. Employment Requirement

Regardless of the satisfaction of the RSU Performance Goal and subject only to the specific exceptions noted below, all or a portion of your RSUs will be forfeited and your right to receive Stock for your forfeited RSUs will cease without further obligation on the part of the Corporation unless you continue to provide services to the Corporation as a regular full-time Employee of the Corporation until the expiration or termination of the Restricted Period, which will occur on September 8, 2016, as follows:

(a) if you remain employed by the Corporation until February 1, 2009, you will vest in 40,000 RSUs and the Restricted Period will terminate with respect to those RSUs. Following February 1, 2009, the Restricted Period will continue to apply to 92,000 RSUs;

(b) if you remain employed by the Corporation until your 60th birthday on September 8, 2011, you will vest in 55,200 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2011 the Restricted Period will continue to apply to 36,800 RSUs.

(c) if you remain employed by the Corporation until your 61st birthday on September 8, 2012, you will vest in 7,360 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2012, the Restricted Period will continue to apply to 29,440 RSUs.

(d) if you remain employed by the Corporation until your 62nd birthday on September 8, 2013, you will vest in 7,360 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2013, the Restricted Period will continue to apply to 22,080 RSUs.

(e) if you remain employed by the Corporation until your 63rd birthday on September 8, 2014, you will vest in 7,360 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2014, the Restricted Period will continue to apply to 14,720 RSUs.

(f) if you remain employed by the Corporation until your 64th birthday on September 8, 2015, you will vest in 7,360 RSUs on that date and the Restricted Period will end with respect to those RSUs. Following September 8, 2015, the Restricted Period will continue to apply to 7,360 RSUs.

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(g) if you remain employed by the Corporation until your 65th birthday on September 8, 2016, the Restricted Period will end on that date and you will vest in 7,360 RSUs. Following September 8, 2016, the Restricted Period will have lapsed with respect to all of your RSUs (other than those forfeited as a result of a Peformance Shortfall or termination of employment prior to that date).

The number of RSUs that vest under paragraph (a) above will be reduced by the number of RSUs forfeited as a result of any Performance Shortfall. To the extent the number of RSUs forfeited as a result of the Peformance Shortfall exceeds the number of RSUs that would otherwise vest under paragraph (a), the number of RSUs that vest on each succeeding date under paragraph (b) through (g) will be reduced (beginning with the RSUs under paragraph (b), then paragraph (c), and so on) as is necessary to fully take into account the forfeiture of all of the RSUs subject to the Performance Shortfall.

DEATH OR DISABILITY

Your RSUs will immediately vest and no longer be subject to the continuing employment requirement or the potential forfeiture to the extent of a Performance Shortfall on or after that date if:

(i)	you die while still employed by the Corporation as a full time employee; or

(ii)	you terminate employment as a result of becoming totally disabled as evidenced by commencement of benefits under the Corporation’s long-term disability plan in which you are enrolled (or, if you are not a participant of the long-term disability plan, when you would have been eligible for benefits using the standards set forth in that plan).

The vested RSUs will be exchanged for shares of Stock as soon as practicable following the date of your termination of employment on account of death or disability, but in no event later than the March 15 next following the year in which such termination occurs.

RETIREMENT

If your retirement is effective before February 1, 2007, you will forfeit all of your RSUs in accordance with the general rule set forth above. If your retirement is effective on or after February 1, 2007 but before February 1, 2009, your RSUs will be subject to forfeiture to the extent of any Performance Shortfall certified by the Subcommittee on or after such date; however, you will not be subject to the continued employment requirement with respect to a portion of your RSUs and, subject to any Performance Shortfall that may occur, the Restricted Period will end for a portion of your RSUs and you will vest in a portion of your RSUs as follows:

(i)	you will vest in 13,333 RSUs subject to any Performance Shortfall if your retirement is effective on or after the first anniversary of the Award Date (February

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1, 2007) but before the second anniversary of the Award Date (February 1, 2008). The remaining RSUs subject to this Award Agreement will be forfeited; and

(ii)	you will vest in 26,666 RSUs subject to any Performance Shortfall if your retirement is effective on or after the second anniversary of the Award Date (February 1, 2008) but before the third anniversary of the Award Date (February 1, 2009). The remaining RSUs subject to this Award Agreement will be forfeited.

The vested RSUs will be exchanged for shares of Stock as soon as practicable following your retirement, but in no event later than the March 15 next following the year in which you retire. You will forfeit the remaining RSUs on the date of your termination of employment. For purposes of this provision, the term “retirement” means retirement from service under the terms of the Corporation’s defined benefit pension plan in which you are a participant or following attainment of age 55 and five years of service if you do not participate in one of the Corporation’s defined benefit pension plans.

RESIGNATION OR TERMINATION WITH OR WITHOUT CAUSE

If you resign or your employment otherwise terminates before February 1, 2009, other than on account of death, disability, or retirement, whether voluntarily or by action of the Corporation and in the latter case whether with or without “cause,” you will forfeit your RSUs on the date of your termination.

CHANGE IN CONTROL

In the event your employment is terminated by the Corporation (or its successor) following a Change in Control, your RSUs will vest and the Restricted Period shall terminate on the date of your termination following the Change in Control. You will vest in your entire Award under this Agreement and without regard to any forfeiture that might otherwise occur because of a Performance Shortfall.

CHANGES IN CAPITALIZATION

In the event of a stock split, stock dividend or other similar action resulting in additional shares of Stock being issued to existing stockholders during the Restricted Period or in the event of a reverse stock split resulting in a contraction in the number of shares outstanding during the Restricted Period, the number of your RSUs will be adjusted in the same manner as if you held actual shares of Stock.

TIMING OF TAXATION AND WITHHOLDING

Upon the expiration or termination of the Restricted Period, the Fair Market Value of the Stock deliverable to you in respect of the RSUs will be taxable to you as compensation income, based on the Fair Market Value of Stock on the day the Stock is deliverable to you, and withholding of Federal, state, and local taxes will apply at the minimum rate prescribed by law.

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FICA tax withholding also will apply except to the extent FICA taxes have already been collected in the case of retirement-eligible employees as described below. (If Code section 409A(a)(2)(B)(i) applies because you are a key employee receiving Stock on account of a termination of employment or if you are an Insider, your Stock may not be deliverable to you for six months following such date of termination and, accordingly, the Fair Market Value of the Stock on that date shall be used for purposes of determining your compensation income.)

Your tax basis in shares of Stock delivered to you in respect of the RSUs will be equal to the Fair Market Value of such shares on the day the Stock is deliverable to you. Your holding period for purposes of determining long-term capital gain or loss treatment on any subsequent sale of such Stock will begin on that day.

You will be deemed to have elected to pay any withholding tax on Stock deliverable to you by means of the Corporation’s reducing the number of RSUs and shares of Stock deliverable to you in respect of vested RSUs, based upon the minimum rate of withholding prescribed by law.

Any cash paid to you as dividend equivalents with respect to RSUs during the Restricted Period will be taxable to you as compensation income and subject to withholding of Federal, state and local income taxes, and FICA taxes.

In the event you are or become eligible for retirement during the Restricted Period, a portion of your Award will become subject to FICA taxes prior to the termination of the Restricted Period, and FICA taxes will be withheld with respect to the number of RSUs on which the Restricted Period would terminate if you were to retire. FICA taxes will be computed based upon the Fair Market Value of the Stock on the date of withholding. For example, if you are eligible to retire during the Restricted Period, then you would become subject to FICA taxes on the later of the first anniversary of the Award Date or the date that you become retirement eligible, and FICA taxes would be withheld even though Stock would not be deliverable to you until the close of the Restricted Period. The Corporation will withhold such FICA tax from your regular wages or MICP payment. The Corporation may collect the FICA withholding from you either shortly before or after the date it is due and in the case of Insiders may require delivery of a check to satisfy any shortfall in the withholding.

Since we will withhold at the minimum rate prescribed by law for these awards, you may owe additional taxes as a result of the termination or expiration of the Restricted Period.

AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Subcommittee may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of Award Agreements will, except with your express written consent, adversely affect your rights under this Award Agreement. This Award Agreement shall

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not be amended or interpreted in a manner that is reasonably believed to result in the imposition of tax under Code section 409A. Your receipt of Stock shall be delayed six months from such date of termination of employment if you are a key employee and such delay is required by Code section 409A(a)(2)(B)(i).

MISCELLANEOUS

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. The value of the RSUs awarded to you will not be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of the Award Agreement to the contrary, no Stock will be issued to you within six (6) months from the Award Date.

The Corporation recommends that Insiders consult with the Office of the General Counsel or the Office of the Corporate Secretary before entering into any transactions involving Stock even after the expiration or termination of the Restricted Period.

You must execute one copy of this Award Agreement and return it to the Office of the Corporate Secretary either by electronic receipt or by delivery to the Corporate Secretary at the address noted at the beginning of this Award Agreement. Execution of this Award Agreement constitutes your consent to and acceptance of the terms of the Plan and the provisions of this Award Agreement.

By executing this Award Agreement, you consent to receive copies of the Prospectus applicable to this RSU Award from the Plan’s intranet site http://www.etrade.com/stockplans as well as to electronic delivery of the Corporation’s annual report on Form 10-k, annual proxy and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Corporate Secretary at the address noted above.

Sincerely,

Lillian M. Trippett

(On behalf of the Subcommittee)

Acknowledgement:

(Signature & Date)

Date

Lockheed Martin Corporation

Management Development and Compensation Committee of the Board of Directors

January 27, 2010

Re: Amendment to Vesting Provisions of Restricted Stock Unit Agreement

RESOLVED, That, the February 1, 2006 Award Agreement between the Corporation and Robert J. Stevens authorizing the grant of 40,000 restricted stock units subject to a three year vesting requirement and 92,000 restricted stock units subject to an extended vesting schedule is hereby amended by replacing section 2 with a new section 2 as contained in Exhibit A hereto;

RESOLVED FURTHER, That the proper officers of the Corporation be and they hereby are authorized to execute and deliver such other instruments and documents, and to do such other acts and things and to take all such further steps as they shall deem necessary or advisable or convenient or proper in order to fully carry out the intent of the foregoing resolution.

EXHIBIT A

Amended Section 2

2. Employment Requirement

Regardless of the satisfaction of the RSU Performance Goal and subject only to the specific exceptions noted below, all or a portion of your RSUs will be forfeited and your right to receive Stock for your forfeited RSUs will cease without further obligation on the part of the Corporation unless you continue to provide services to the Corporation as a regular full-time Employee of the Corporation until the expiration or termination of the Restricted Period, which will occur on September 8, 2013, as follows:

a) if you remain employed by the Corporation until February 1, 2009, you will vest in 40,000 RSUs and the Restricted Period will terminate with respect to those RSUs. Following February 1, 2009, the Restricted Period will continue to apply to 92,000 RSUs.

b) if you remain employed by the Corporation until your 60th birthday on September 8, 2011, you will vest in 55,200 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2011 the Restricted Period will continue to apply to 36,800 RSUs.

c) if you remain employed by the Corporation until your 61st birthday on September 8, 2012, you will vest in 25,000 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2012, the Restricted Period will continue to apply to 11,800 RSUs.

d) if you remain employed by the Corporation until your 62nd birthday on September 8, 2013, you will vest in 11,800 RSUs on that date and the Restricted Period will terminate with respect to those RSUs. Following September 8, 2013, the Restricted Period will have lapsed with respect to all of your RSUs (other than those forfeited as a result of a Performance Shortfall or termination of employment prior to that date).

The number of RSUs that vest under paragraph (a) above will be reduced by the number of RSUs forfeited as a result of any Performance Shortfall. To the extent the number of RSUs forfeited as a result of the Performance Shortfall exceeds the number of RSUs that would otherwise vest under paragraph (a), the number of RSUs that vest on each succeeding date under paragraph (b) through (d) will be reduced (beginning with the RSUs under paragraph (b), then paragraph (c), and so on) as is necessary to fully take into account the forfeiture of all of the RSUs subject to the Performance Shortfall.